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                                                                   EXHIBIT 11.0

IHOP CORP. AND SUBSIDIARIES STATEMENT REGARDING COMPUTATION OF PER SHARE
EARNINGS
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

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                                                                       THREE MONTHS             NINE MONTHS
                                                                          ENDED                    ENDED
                                                                       SEPTEMBER 30,           SEPTEMBER 30,
                                                                       -------------           -------------
1999                                                                 1999        1998         1999        1998
----                                                               -------      -------     -------     -------
NET INCOME PER COMMON SHARE-BASIC
  Weighted average shares outstanding.......................        20,068       19,710      19,940      19,628
                                                                   =======      =======     =======     =======
  Net income available to common shareholders...............       $ 8,641      $ 7,245     $23,078     $18,409
                                                                   =======      =======     =======     =======
  Net income per share-basic................................       $  0.43      $  0.37     $  1.16     $  0.94
                                                                   =======      =======     =======     =======

NET INCOME PER COMMON SHARE-DILUTED
  Weighted average shares outstanding.......................        20,068       19,710      19,940      19,628
  Net effect of dilutive stock options based on the
  treasury stock method using the average market price......           428          393         424         381
                                                                   -------      -------     -------     -------
      Total.................................................        20,496       20,103      20,364      20,009
                                                                   =======      =======     =======     =======
  Net income available to common shareholders...............       $ 8,641      $ 7,245     $23,078     $18,409
                                                                   =======      =======     =======     =======
  Net income per share-diluted..............................       $  0.42      $  0.36     $  1.13     $  0.92
                                                                   =======      =======     =======     =======

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